                                                                     Exhibit 11

Earnings Per Share

                                                   Three months ended                 Six months ended
                                                        June 30,                          June 30,
                                                  2001             2000             2001             2000
                                                --------         --------         --------         --------
Numerator:
     Net income                                 $448,353         $ 36,174         $525,190         $ 37,210

Denominator:
     Denominator for basic earnings per
         share--weighted-average shares          388,052          320,267          388,052          320,267

     Effect of dilutive securities:
         Nonqualified stock options                7,530            1,057            7,530            1,057
                                                --------         --------         --------         --------
     Denominator for diluted earnings
         per share                               395,582          321,324          395,582          321,324
                                                ========         ========         ========         ========

Basic earnings per share                        $   1.16         $   0.11         $   1.35         $   0.12
                                                ========         ========         ========         ========

Diluted earnings per share                      $   1.13         $   0.11         $   1.33         $   0.12
                                                ========         ========         ========         ========



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